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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE









For Immediate Release: Thursday, July 12,2001  Contact: Howard Root, CEO
                                                        Vascular Solutions, Inc.
                                                        (763) 656-4300
                                                        (763) 656-4250 (fax)

                   VASCULAR SOLUTIONS ANNOUNCES SETTLEMENT OF
                     PATENT LITIGATION WITH ST. JUDE MEDICAL

         MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq:VASC) today announced that it has entered into an agreement that settles all existing intellectual property litigation with St. Jude Medical, Inc.

         Under the terms of the Settlement Agreement, Vascular Solutions has agreed to pay a royalty of 2.5% of net sales of the Vascular Solutions Duett(TM) sealing device to St. Jude Medical, up to a maximum amount over the remaining life of the St. Jude Medical Fowler patents. In exchange, St. Jude Medical has granted to Vascular Solutions a non-exclusive license to its Fowler patents and has released Vascular Solutions from any claim of patent infringement based on sales of the Duett sealing device. Vascular Solutions has granted a non-exclusive cross-license to the Gershony patents to St. Jude Medical, subject to a similar royalty payment if St. Jude Medical utilizes the Gershony patents in any future device.

         Howard Root, CEO of Vascular Solutions, Inc. stated: "This settlement allows us to proceed with the U.S. roll-out of the Duett sealing device without the distraction and legal expenses of continuing to defend St. Jude Medical's intellectual property litigation. Given the expense of defending against intellectual property litigation and the length and uncertainty of the legal process, we believe that this settlement is in our Company's best interests."

         As a result of the settlement, Vascular Solutions will incur an additional general & administrative expense in the amount of $350,000 in the recently completed second quarter related to net sales of the Duett device since 1998. Beginning with the third quarter, the Company will include a royalty expense of 2.5% of net sales in its cost of goods sold until the maximum royalty is attained. As a result of the settlement of the litigation, the Company expects to reduce its legal expenses by approximately 50% each quarter beginning in the third quarter of 2001.

         The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Registration Statement on Form S-1 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with our limited operating history, defense of patent infringement lawsuits, adoption of our new sealing methodology, reliance on a sole product, lack of profitability, lack of experience with a direct sales force, exposure to possible product liability claims, the development of new products by others, dependence on third party distributors in international markets, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, actions by the FDA related to the Duett sealing device, and the loss of key vendors.

         For further information, connect to www.vascularsolutions.com.
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